EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southern Trust Securities Holding Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 (No. 333-147770) and the Registration Statement on Form S-8 (No. 333-148645), of Southern Trust Securities Holding Corp. of  our report dated March 27, 2008, relating to the consolidated statements of financial condition of Southern Trust Securities Holding Corp. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the Annual Report on Form 10-K of Southern Trust Securities Holding Corp. for the fiscal year ended December 31, 2007.

/s/ Rothstein Kass & Company, P.C.
Rothstein Kass & Company, P.C.
Roseland, New Jersey
March 27, 2008